Exhibit 16.1

June 26, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Gentlemen:

We have read the statements made by C&J Energy Services, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of C&J Energy Services, Inc. dated July 1, 2014. We are in agreement with the statements concerning our Firm included in paragraphs 2 through 5 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ UHY LLP